Exhibit 99.1

News Release

Media Contacts:	David Caouette	Investor Contacts:	Alex Kelly
	(908) 423-3461		(908) 423-5185

Merck Announces Retirement of Chairman and Former CEO Richard T. Clark

CEO Kenneth C. Frazier Elected Chairman

WHITEHOUSE STATION, N.J., Oct. 6, 2011 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced that Richard T. Clark, chairman, will retire from the company and the Merck board of directors effective Dec. 1, 2011. Clark led the company for five years as president and chief executive officer from 2005 through 2010. He has served as a Merck director since May 2005 and chairman of its board of directors since 2007. In January 2011, Kenneth C. Frazier became Merck’s president and chief executive officer and a member of its board. Today the board elected Frazier to serve as chairman following Clark’s retirement.

Speaking on behalf of Merck’s board of directors, William B. Harrison, lead director, stated, “Dick is an outstanding leader whose determination and dedication ensured that Merck is an industry leader with a bright and strong future. Over the course of his impressive tenure at Merck, Dick successfully restored investor confidence at a difficult time and steered our company through numerous challenges.

“Through the strategic plan Dick put in place, Merck experienced strong performance, culminating in the successful merger and integration of Merck and Schering-Plough,” Harrison added. “On behalf of the board, senior management and the people of Merck, I thank Dick for his exceptional leadership and guidance, and wish him and his family the very best.”

Clark said, “I have been a part of Merck for more than 39 years – I always have and always will consider Merck to be an important part of my life and my extended family. It has been a great pleasure to work with the talented, dedicated people of Merck who are so committed to our mission of saving and improving lives around the world.

“Merck is a very special company with unmatched potential. Starting with our founder George Merck, this company has been about getting our medicines to the people who need them most. That inspiration and motivation continues strong today. I am confident that under Ken Frazier’s leadership, the company is well positioned for continued success in the future,” Clark added.

“On behalf of my Merck colleagues, I’d like to express our collective gratitude for Dick’s leadership and the innumerable contributions he has made to our company and our industry,” said Frazier. “I am honored and thankful to have had the opportunity to learn from and work alongside Dick for nearly a decade. All of us thank him for making Merck a more competitive company while staying true to our mission.”

Clark joined Merck in 1972 as a quality control inspector, and progressed through a series of increasingly responsible roles until becoming vice president, Materials Management and Management Engineering in 1991. In 1993, Clark was appointed vice president, Procurement and Materials Management. He became vice president of North American Operations for the Merck Manufacturing Division in 1994 and senior vice president in 1996. In 1997, he was appointed senior vice president of Quality and Commercial Affairs. After leaving to join the Merck-Medco Managed Care subsidiary as executive vice president and chief operating officer, and later chairman, president and chief executive officer of Medco Health Solutions, Clark returned to the Merck Manufacturing Division as president in June 2003.

After being named CEO in 2005, Clark stabilized Merck by setting its strategic direction and oversaw successful launches of innovative drugs like ISENTRESS® (raltegravir) Tablets, GARDASIL® ([Human Papillomavirus Quadrivalent (Types 6, 11, 16, and 18) Vaccine, Recombinant] and JANUVIA® (sitagliptin). Clark was elected chairman of Merck’s board of directors in 2007 and in 2009 led the transformative $49 billion merger between Merck and Schering-Plough.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2010 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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